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                                                                      EXHIBIT 11




                                                                            2002
                                              -----------------------------------------------------------------
                                                    THREE MONTHS ENDED                    NINE MONTHS ENDED
                                                       SEPTEMBER 30,                         SEPTEMBER 30,
                                              ------------------------------      -------------------------------
                                                NET                  PER SHARE       NET                PER SHARE
                                               LOSS        SHARES     AMOUNT        LOSS      SHARES     AMOUNT
                                             -------       ------    ---------    -------     ------    ---------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Basic EPS
   Net loss available to common
     shareholders.......................     $ (7,016)     20,900    $  (0.34)    $(23,321)   20,889    $  (1.12)
                                             ========                ========     ========              ========

Effect of Dilutive Securities
   Stock option plans...................                       --                                 --
                                                          -------                            -------

Dilutive EPS
   Net loss available to common
     shareholders and assumed conversions    $ (7,016)     20,900    $  (0.34)    $(23,321)   20,889    $  (1.12)
                                             ========     =======    ========     ========   =======    ========




                                                                             2003
                                              -------------------------------------------------------------------
                                                    THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                       SEPTEMBER 30,                      SEPTEMBER 30,
                                              -------------------------------    -------------------------------
                                                 NET                PER SHARE       NET                PER SHARE
                                                LOSS      SHARES     AMOUNT        LOSS      SHARES     AMOUNT
                                              ---------   ------    ---------    ---------   ------    -------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Basic EPS
   Net loss available to common
     shareholders.......................      $ (1,025)    21,002   $  (0.05)    $ (7,162)    20,977   $  (0.34)
                                              ========              ========     ========              ========

Effect of Dilutive Securities
   Stock option plans...................                       --                                 --
                                                        ---------                          ---------

Dilutive EPS
   Net loss available to common
     shareholders and assumed conversions     $ (1,025)    21,002   $  (0.05)    $ (7,162)    20,977   $  (0.34)
                                              ========  =========   ========     ========    =======   ========



        NOTE: Options to purchase 4.8 million and 4.5 million shares of Class A Common Stock were outstanding at September 30, 2002 and 2003, respectively, but were not included in the computation of diluted earnings per share because the effect would have been anti-dilutive.